Exhibit 3.8

CERTIFICATE OF INCORPORATION

OF

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED

ARTICLE 1

The name of the corporation is: Ingersoll-Rand Global Holding Company Limited.

ARTICLE 2

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the corporation is to engage in any part of the world in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4

The total number of shares of stock which the corporation shall have authority to issue is 5,000, all of which shall be common stock, all of which shall have no par value.

ARTICLE 5

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Carol L. Helfrich	Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, Illinois 60601

ARTICLE 6

The name and mailing address of each person who is to serve as a director of the Corporation until the first annual meeting of the stockholders or until their successors are elected and qualified are as follows:

NAME	MAILING ADDRESS
Robert L. Katz	800-E Beaty Street Davidson, North Carolina 28036

Michael W. Lamach	800-E Beaty Street Davidson, North Carolina 28036

Susan K. Carter	800-E Beaty Street Davidson, North Carolina 28036

ARTICLE 7

In furtherance and not in limitation of the powers conferred by statute, the board of directors shall have the power, both before and after receipt of any payment for any of the corporation’s capital stock, to adopt, amend, repeal or otherwise alter the bylaws of the corporation; provided, however, that the grant of such power to the board of directors shall not divest the stockholders of or limit their power to adopt, amend, repeal or otherwise alter the bylaws of the corporation.

ARTICLE 8

Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE 9

No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article 9 shall not adversely affect any right or protection of a director of the corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE 10

To the fullest extent permitted by applicable law, the corporation is authorized to indemnify (and advance expenses to) its directors, officers, employees and agents (and any other persons to which the General Corporation Law of the State of Delaware permits the corporation to provide indemnification) through bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise.

ARTICLE 11

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE 12

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by applicable law, and all rights and powers conferred upon stockholders herein are granted subject to this reservation.

ARTICLE 13

This Certificate of Incorporation shall become effective in the State of Delaware on January 31, 2014 at 11:59 p.m. Eastern Standard Time.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 30th day of January     , 2014.

/s/ Carol L. Helfrich
Carol L. Helfrich Sole Incorporator

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